UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 31, 2005

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

     Nevada                                 1-10077                     87-0401761

(State or other jurisdiction        (Commission                (IRS Employer

          of incorporation)                  File Number)              Identification No.)

11011 King Street, Suite 260

Overland Pak, KS  66210

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (913) 384-2599

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition.

On November 14, 2005, the Company, pursuant to an exchange offer with the shareholders of Cyber Finance Group Limited (“Cyber”) as described in the Company’s Form 8-K submitted on September 7, 2005, received acceptances from shareholders representing 100% of the issued and outstanding Cyber shares.

After the original Form 8-K had been filed, but prior to the completion of the transaction, the prior sole shareholder of Cyber described in the earlier filing, Espeed Global Limited (“Espeed”), elected to issue as a dividend pro rata to its individual shareholders approximately 92.17% of its interest in Cyber.  This was followed by the Company extending an offer to the then-current shareholders of Cyber to exchange its shares of Class A Common Stock for all of the issued and outstanding Cyber shares.  Espeed retained approximately 7.83% of its interest in Cyber, which it tendered in response to the Company’s offer.  The amended share exchange agreement is attached hereto as Exhibit 10.1.

To complete the acquisition, the Company issued 37,500,000 shares of its Class A Common Stock in consideration for 100% of the Cyber shares in reliance on the exemption to registration provided by Rule 802.

As reported previously, Cyber holds as its sole asset 37.5% of the issued and outstanding shares of Zeehan Zinc, Ltd, an Australian mining company located in Tasmania.

The President of Empire, Mr. Malcolm Bendall, is also Chairman and a shareholder of Zeehan Zinc, Ltd.

Item 3.02  Unregistered Sales of Equity Securities.

Certain information responsive to this Item 3.02 is set out in response to Item 2.01 above and is hereby incorporated by reference.  The Company confirmed availability of the Rule 802 exemption by reviewing the shareholder register of Cyber and confirming that there were no US holders of Cyber shares.

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits.  The following exhibits are furnished as part of this report:

Exhibit Number	Description
10.1	Form of Stock Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Date:  November 22, 2005

By: /s/ John Garrison

John Garrison

Director

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Stock Exchange Agreement

4